Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2022 Omnibus Incentive Plan of Granite Point Mortgage Trust Inc. of our reports dated February 25, 2022, with respect to the consolidated financial statements and schedule of Granite Point Mortgage Trust Inc. and the effectiveness of internal control over financial reporting of Granite Point Mortgage Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, MN

June 2, 2022